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                                                                      EXHIBIT 99

                                                           [PULITZER LETTERHEAD]

FOR IMMEDIATE RELEASE

                      PULITZER INC. ANNOUNCES COMPLETION OF
                           THE PANTAGRAPH ACQUISITION


         ST. LOUIS, January 11, 2000 - Pulitzer Inc. (NYSE: PTZ) today announced the completion of its acquisition of The Pantagraph, a daily and Sunday newspaper that serves the central Illinois cities of Bloomington and Normal, and a group of seven community newspapers known as the Illinois Valley Press, for $180 million from The Chronicle Publishing Company of San Francisco.
         The transaction is structured as a purchase of assets, which will enable Pulitzer to realize up to $70 million in tax benefits over the depreciable and amortizable lives of the assets acquired. Pulitzer is paying for the acquisition from its cash reserves.
         The agreement to purchase The Pantagraph was announced in October 1999. With circulation of about 50,100 daily and 54,000 Sunday, The Pantagraph will become Pulitzer's third-largest property.
         Pulitzer Inc. became an independent public company in March 1999 with the spin-off of the newspaper publishing and new media businesses formerly operated by Pulitzer Publishing Company.
         In addition to The Pantagraph, Pulitzer Inc.'s newspaper operations include two major metropolitan dailies, the St. Louis Post-Dispatch and The Arizona Daily Star in Tucson, Ariz., and 11 other dailies: The Daily Herald, Provo, Utah; the Santa Maria Times, Santa Maria, Calif.; The Napa Valley Register, Napa, Calif.; The World, Coos Bay, Ore.; The Hanford Sentinel, Hanford, Calif.; the Arizona Daily Sun, Flagstaff, Ariz.; the Troy Daily News, Troy, Ohio; The Daily Chronicle, DeKalb, Ill.; The Garden Island, Lihue, Hawaii; The Daily Journal, Park Hills, Mo.; and The Daily News, Rhinelander, Wisc.


                                     -more-

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Add one
Pulitzer Inc. Completes Acquisition



         Through its Pulitzer Technologies subsidiary, Pulitzer Inc. also engages in a variety of new media and interactive initiatives, including web sites related to the newspapers in St. Louis and Tucson and a number of its other dailies. Pulitzer Inc. is the successor to the company originally founded by Joseph Pulitzer in St. Louis in 1878.
         For further information, contact James V. Maloney, director of shareholder relations, Pulitzer Inc. at (314) 340-8402.





NOTE:
     The above statements include forward-looking statements which are based on current management expectations of the Company. Factors that could cause future results to differ from these expectations include the following: the Company's earnings, financial condition and capital requirements, and general economic conditions. Additional factors are described in the Company's reports filed with the Securities and Exchange Commission.

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